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                                                                    EXHIBIT 99.1

            Dexterity Surgical, Inc. Announces Company Developments

     SAN ANTONIO, Jan. 11/PRNewswire/ -- Dexterity Surgical, Inc. (Nasdaq:DEXT) announced today that United States Surgical, a division of Tyco Healthcare Group LP, a Delaware Limited Partnership has attempted to cancel its General Surgical Innovations, Inc. ("GSI") distribution agreement with Dexterity related to balloon dissector, blunt tip trocar and tacker products associated with minimal invasive hernia surgery. These products accounted for approximately 50% of sales and 44% of gross profit of Dexterity since the effective date of the distribution agreement.

     Dexterity does not believe that United States Surgical has any right to cancel the agreement and immediately plans to vigorously pursue its legal remedies in the event negotiations between the parties are not successful.

     Dexterity Surgical, Inc. is a leading designer, developer and distributor of disposable and reusable devices, with a focus on the minimally invasive surgical marketplace. The Company's goal is to provide focused segments of the minimally invasive surgical marketplace with products that enhance patient outcome, increase surgical flexibility and reduce health care costs.

     Certain statements contained herein are "forward looking" statements (as such term is defined in the Private Securities Litigation Reform Act of
     1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in the Company's Registration Statement on Form S-3 filed on October 30, 1998, and the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

     /CONTACT: Randy Boatright, CFO of Dexterity Surgical, Inc., 210-495-8787; or Investor Relations: Ron Both, or Scott Liolios, 949-574-3860, both of Liolios Group, Inc./